UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2025
Arbor Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32136	20-0057959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Earle Ovington Boulevard, Suite 900 Uniondale, NY	11553
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (516) 506-4200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ABR	New York Stock Exchange
Preferred Stock, 6.375% Series D Cumulative Redeemable, par value $0.01 per share	ABR-PD	New York Stock Exchange
Preferred Stock, 6.25% Series E Cumulative Redeemable, par value $0.01 per share	ABR-PE	New York Stock Exchange
Preferred Stock, 6.25% Series F Fixed-to-Floating Rate Cumulative Redeemable, par value $0.01 per share	ABR-PF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On December 16, 2025, Arbor Realty SR, Inc., a Maryland corporation (the “Issuer”) and a subsidiary of Arbor Realty Trust, Inc., a Maryland corporation (the “Parent”), completed the issuance and sale of $400 million aggregate principal amount of its 8.50% Senior Notes due 2028 (the “Notes”). The Notes were issued under an indenture, dated as of December 16, 2025 (the “Indenture”), among the Issuer, the Parent and UMB Bank, N.A., as trustee (the “Trustee”). The Issuer intends to use a portion of the net proceeds from the sale of the Notes to refinance, redeem or otherwise repay the Parent’s remaining outstanding 7.75% Senior Notes due 2026 and 5.00% Senior Notes due 2026 and use any remaining proceeds from the offering for general corporate purposes.
The Notes are the senior, unsecured obligations of the Issuer and are fully and unconditionally guaranteed on a senior, unsecured basis by the Parent. The Notes bear interest at a rate equal to 8.50% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2026 and will mature on December 15, 2028, unless earlier redeemed or repurchased.
Prior to September 15, 2028, the Issuer may redeem some or all of the Notes at any time and from time to time at a price equal to 100% of the principal amount thereof, plus the applicable “make-whole” premium as of, and accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption. On and after September 15, 2028, the Issuer may redeem some or all of the Notes at any time and from time to time at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption. In addition, prior to September 15, 2028, the Issuer may redeem up to 40% of the Notes using the proceeds of certain equity offerings at a price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption.
The Indenture, among other things, requires the Parent to maintain a consolidated unencumbered asset ratio, limits the ability of the Parent and its subsidiaries to incur additional indebtedness and restricts the Issuer and the Parent’s ability to transfer all or substantially all of their respective assets or merge into or consolidate with any person. These covenants are subject to a number of important qualifications and limitations. Certain of these covenants will automatically and permanently terminate and will be of no force or effect on and after the Covenant Termination Date (as defined in the Indenture).
In addition, if a Change of Control Triggering Event (as defined in the Indenture) occurs, the Issuer will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable date of purchase.
The Indenture also provides for customary events of default, including payment defaults, breaches of covenants following any applicable cure period, cross acceleration of certain debt and certain events relating to bankruptcy and insolvency.
The Notes and related guarantee were offered and sold in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered only to persons reasonably believed to be “qualified institutional buyers” under Rule 144A and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act. The Notes and the related guarantee have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless so registered, the Notes and the related guarantee may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
Copies of the Indenture and the form of the Notes are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture and the form of the Notes.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Exhibit
4.1	Indenture, dated as of December 16, 2025, among Arbor Realty SR, Inc., Arbor Realty Trust, Inc. and UMB Bank, N.A., as trustee

4.2	Form of 8.50% Senior Notes due 2028 (included in Exhibit 4.1 hereto)

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBOR REALTY TRUST, INC.

Date: December 16, 2025	By:	/s/ Paul Elenio
	Name:	Paul Elenio
	Title:	Chief Financial Officer